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                                                                    Exhibit 99.1
[LOGO] GALYAN'S

FOR IMMEDIATE RELEASE
---------------------

                                                   For More Information Contact:
                                                   Joan Hurley, Sr. VP Marketing
                                                        Galyan's Trading Company
                                                         (317)532-0200 ext. 1512

                                  NEWS RELEASE


                    NEW MEMBERS ELECTED TO GALYAN'S BOARD OF
                                   DIRECTORS


     PLAINFIELD, IN (September 20, 2001)-The Board of Directors of Galyan's Trading Company, Inc. (NASDAQ: GLYN) today announced the election of Byron E. Allumbaugh, former Chairman and Chief Executive Officer of Ralphs Supermarkets, Frank J. Bellati, Chairman and Chief Executive Officer of AFC Enterprises, George Mrkonic, Vice Chairman of Borders Group, and Stephanie Shern, Senior Vice President and Global Managing Director of Kurt Salmon Associates, as directors of Galyan's. With the election of these directors, Galyan's Board of Directors now includes 13 members.

     "We are pleased to have been able to add such a broadly experienced group of new directors to help guide Galyan's growth." said Norman S. Matthews, Chairman of the BOard of Galyan's.

     Mr. Allumbaugh, 69, served as Chairman and Chief Executive Officer of Ralphs Supermarkets, a California based chain, from 1976 to 1995, and as Chairman from 1995 until February 1997. Since February 1997, he has been a self-employed business consultant. Mr. Allumbaugh is also a member of the board of directors of CKE Restaurants, Inc., El Paso Corporation, Ultramar Diamond Shamrock Corporation and Penn Traffic Company.

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     Mr. Belatti, 53, has served as Chairman and Chief Executive Officer of AFC
Enterprises, Inc. in Atlanta, Georgia since 1992. From 1990 until 1992, Mr. Belatti was the President and Chief Operating Officer of HFS, the franchisor of hotels for Ramada and Howard Johnson, and from 1989 until 1990, he was President and Chief Operating Officer of Arby's, Inc. He currently serves as a member of the board of directors of Radio Shack Corporation.

     George Mrkonic, 48, has served as Vice Chairman of Borders Group, Inc. since November 1994. From November 1994 until January 1997, he served as Vice Chairman and President of Borders Group, Inc. From November 1990 until November 1994, Mr. Mrkonic was Executive Vice President of the Specialty Retailing Group at Kmart Corporation. He currently serves as a member of the board of directors of Borders Group, Inc., Champion Enterprises, Inc., Nashua Corporation and Syntel.

     Mrs. Shern, 53, is Senior Vice President and Global Managing Director of Retail and Consumer Products at Kurt Salmon Associates, a global management consulting company serving retail and consumer products, a position she has held since May 2001. From 1995 until April 2001, Mrs. Shern served as Vice Chairman and Global Director of Retail and Consumer Products for Ernst and Young, and from April 1998 until April 2000, she also served as Vice Chairman of Marketing. Mrs. Shern is a CPA and a member of the American Institute of CPAs.



     Galyan's Trading Company presently operates 23 stores in 12 markets. The Company is a leading active lifestyle retailer and is a public company registered on the Nasdaq National Market under the symbol GLYN.


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